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                                                                    EXHIBIT 11.1
                               AMERICREDIT CORP.
                STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS
                (dollars in thousands, except per share amounts)

                                                                                                    Three Months Ended
                                                                                                       September 30,
                                                                                     -----------------------------------------------
                                                                                                2001                     2000
                                                                                     ----------------------   ----------------------

Weighted average shares outstanding                                                              83,888,338               77,253,522

Incremental shares resulting from assumed
  exercise of stock options                                                                       5,948,560                6,104,708
                                                                                     ----------------------   ----------------------

Weighted average shares and
  assumed incremental shares                                                                     89,836,898               83,358,230
                                                                                     ======================   ======================


NET INCOME                                                                                      $    78,737              $    42,273
                                                                                     ======================   ======================


EARNINGS PER SHARE:

  Basic                                                                                         $      0.94              $      0.55
                                                                                     ======================   ======================

  Diluted                                                                                       $      0.88              $      0.51
                                                                                     ======================   ======================
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Basic earnings per share have been computed by dividing net income by weighted average shares outstanding.

Diluted earnings per share have been computed by dividing net income by the weighted average shares and assumed incremental shares. Assumed incremental shares were computed using the treasury stock method. The average common stock market price for the period was used to determine the number of incremental shares.